Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 27,2024 in Pre-Effective Amendment No.1 to Form S-1 on Form S-3 (Form S-3 No. 333-274924) and related Prospectus of Orchestra BioMed Holdings, Inc. for the registration of up to 18,586,201 shares of common stock, up to 1,917,841 shares of common stock issuable upon the exercise of warrants, and up to 750,000 warrants.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 27, 2024